Exhibit 5.1
DENNIS  BROVARONE
ATTORNEY  AND  COUNSELOR  AT  LAW
11249  West  103rd  Drive
Westminster, Colorado 80021
phone: 303 466 4092 / fax: 303 466 4826


May 22, 2000

Board of Directors
Pultronex Corporation


         Re:  Registration Statement on Form SB-2

Gentlemen:

You have requested my opinion as to the legality of the issuance by Pultronex Corporation, (the "Corporation") of up to 2,180,400 shares of Common Stock (the "Shares") being offered by the named Selling Securities Holders pursuant to Amendment No. 1 to the Registration Statement on Form SB-2 (the "Registration Statement") to be filed on or about May 22, 2000.

Pursuant to your request I have reviewed and examined:(1).The Articles of Incorporation of the Corporation, as amended (the "Articles"); (2). The Bylaws of the Corporation, as certified by the Secretary of the Corporation; (3). The minute book of the Corporation; (4). A copy of certain resolutions of the Board of Directors of the Corporation; (5). The Registration Statement; and (6) Such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable in compliance with Nevada general corporate law.

My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

I consent to the use of this opinion as an Exhibit to the above referenced Registration Statement.

Very truly yours,


/s/  DENNIS BROVARONE
Dennis Brovarone
(64)
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